Exhibit 99.1

New York Mortgage Trust to Present at the Seventh Annual JMP Securities
Research Conference, May 19, 2008 in San Francisco

NEW YORK, NY - May 13, 2008 - New York Mortgage Trust, Inc. (the “Company” or “NYMT”) (OTC BB: NMTR), a self-advised real estate investment trust (REIT) engaged in the investment in and management of Agency mortgage-backed securities (MBS) and high credit quality residential adjustable rate mortgage (ARM) loans, today announced it is scheduled to present at the Seventh Annual JMP Securities Research Conference on Monday, May 19, 2008 at 2:30 pm PT. The Conference is to be held at the Ritz-Carlton in San Francisco, CA.

A live webcast of the presentation will be available at 2:30 pm PT by going to http://www.wsw.com/webcast/jmp6/ntr/. Please allow time prior to the webcast to register. In addition, the Company’s presentation materials will be available on the investor relations section of the Company’s web site, www.nymtrust.com starting on the morning of the presentation. A replay of the webcast will be available on the Company’s web site for 30 days.

About New York Mortgage Trust
New York Mortgage Trust, Inc. is a self-advised real estate investment trust (REIT) in the business of investing in and managing a portfolio of Agency mortgage-backed securities (MBS), prime credit quality residential adjustable rate mortgage (ARM) loans and non-agency mortgage-backed securities. As a REIT, the Company is not subject to federal income tax, provided that it distributes at least 90% of its REIT income to stockholders.

For Further Information

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Steven R. Mumma, Co-CEO, President,	Joe Calabrese (General) 212-827-3772
Chief Financial Officer	Scott Eckstein (Analysts) 212-827-3776
Phone: 212-792-0107
Email: smumma@nymtrust.com

Certain statements contained in this press release may be deemed to be forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, a rise in interest rates or an unfavorable change in prepayment rates may cause a decline in the market value of the Company's assets, borrowings to finance the purchase of assets may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may be exposed to the risks associated with investing in mortgage loans, including changes in loan delinquencies, and the Company's hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a more detailed description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward- looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this press release.